================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       AMERICAN PRECISION INDUSTRIES INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       AMERICAN PRECISION INDUSTRIES INC.
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: _______

     (2) Aggregate number of securities to which transaction applies: __________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ____________

     (4) Proposed maximum aggregate value of transaction:_______________________

     (5) Total fee paid: _______________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: _______________________________________________

     (2) Form, Schedule or Registration Statement No.: _________________________

     (3) Filing Party: _________________________________________________________

     (4) Date Filed: ___________________________________________________________

================================================================================

                      AMERICAN PRECISION INDUSTRIES INC .
                     2777 WALDEN AVENUE, BUFFALO, NEW YORK

                       NOTICE OF MEETING OF SHAREHOLDERS

                                                                  March 21, 1997

     The Annual Meeting of Shareholders of American Precision Industries Inc. will be held at the Albright-Knox Art Gallery, 1285 Elmwood Avenue, Buffalo, New York on Friday, April 25, 1997 at 3:00 p.m. to consider and take action upon the following matters:

     1. Election of three Class III directors for a three-year term and one Class I director for a one-year term.

     2. To consider and act upon a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10 million to 30 million and to increase the number of authorized shares of Preferred Stock from 20,000 to 500,000.

     3. Approval of the proposed 1997 Employees Stock Option Plan.

     4. Approval of the proposed 1997 Non-Employee Directors Stock Option Plan.

     5. Approval of the proposed amendment to 1995 Directors Stock Option Plan.

     6. Ratification of the selection of Price Waterhouse LLP, independent public accountants, as auditors for the 1997 fiscal year.

     7. Transaction of such other business as may properly come before the meeting.

     All persons who were holders of record of common shares at the close of business on March 7, 1997, and no others shall be entitled to vote at such meeting.

                                           James J. Tanous
                                           Secretary

     SHAREHOLDERS ARE URGED TO VOTE BY SIGNING, DATING, AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                       AMERICAN PRECISION INDUSTRIES INC.

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation by the Board of Directors of American Precision Industries Inc. (hereinafter referred to as "API" or the "Company") of proxies to be used at the Annual Meeting of Shareholders to be held on April 25, 1997 (the "Meeting").

     Every duly signed proxy in the accompanying form which has been received a reasonable time prior to the start of the Meeting will be voted at the Meeting unless revoked by the shareholder. Every shareholder giving a proxy has the power to revoke it at any time before it is exercised. The right to revoke a proxy is not limited and is not subject to compliance with any formal procedure.

     Each common share outstanding at the close of business on March 7, 1997, will be entitled to one vote. As of March 7, 1997, there were _____________ such shares outstanding. Only shareholders of record at the close of business on March 7, 1997, will be entitled to vote at the Meeting. At the Meeting a quorum will consist of the holders of record of not less than a majority of the outstanding common shares, present either in person or by proxy. Abstentions and broker nonvotes will be considered as being present or represented at the Meeting, but not as votes for or against a nominee or proposal. This proxy statement and the accompanying form of proxy will be sent to the shareholders on or about March 21, 1997.

                            1. ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation, as amended, provides that the number of directors of the Company shall be not less than three and not more than nine and that the directors shall be divided into three classes, designated Class I, Class II, and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. One class stands for election to a three year term each year. Three Class III directors and one Class I director are to stand for election at the Meeting. The Class III Directors so elected will serve until the Company's Annual Meeting of Shareholders in the year 2000 and until their successors are elected and shall qualify. The Class I director will serve until the Company's Annual Meeting of Shareholders in 1998, and until his successor is elected and shall qualify. The vote of a plurality of the common shares present or represented by proxy is required for the election of directors.

     One Class I director, Robert J. Fierle, who will become 75 years of age on April 14, 1997, will retire from the Board immediately prior to the Meeting. One Class III director, John M. Albertine, whose current term expires in 1997, has been nominated to fill Mr. Fierle's term which expires in 1998.

     The Company has reached an agreement in principle with InterScan Holding AG ("InterScan"), a Swedish holding company, to acquire from InterScan for convertible preferred stock of the Company all of InterScan's shares of Portescap SA, a European manufacturer of micro-motors which has its principal operations in Switzerland. In connection with this proposed acquisition of Portescap SA, the Company has agreed to nominate a representative of InterScan to a three-year term on the Board of Directors. If this proposed acquisition is completed by the time of the Meeting, the shareholders will be asked to elect Mr. Holger Hjelm, the principal owner of InterScan, as a Class III director with a three-year term on the Company's Board of Directors. Under the preliminary agreement with InterScan, the representative of InterScan will be entitled to continue to hold that three-year term provided that InterScan's holdings of the Company's stock during that three-year period represent at least 10% of the Company's common stock on an "as converted" basis. If the proposed acquisition of Portescap does not occur, the Board position will remain vacant subject to the Board of Directors' right to fill a vacancy between shareholder meetings.

     The directors recommend a vote FOR the four nominees standing for election listed below. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR these nominees. If any nominee becomes unavailable for election, the proxy holders will vote the proxies for such other nominee as the Board may designate to fill the vacancy; provided, however, that the Board does not intend to nominate any other candidate to fill the Class III directorship reserved for InterScan's representative if the proposed acquisition of Portescap does not take place prior to the Meeting but does intend to appoint InterScan's representative to fill the Class III vacancy if the acquisition of Portescap is consummated after the Meeting and prior to the 1998 Annual Meeting of Shareholders.

     Information regarding nominees standing for election and directors whose terms continue beyond the Meeting is set forth below:

     CLASS III: DIRECTORS STANDING FOR ELECTION FOR A TERM EXPIRING IN 2000

     Holger Hjelm, age 73, has been the Chief Executive Officer of the InterScan Group (ISG), based in Stockholm, Sweden, for approximately 15 years. ISG is an international conglomerate privately owned by Mr. Hjelm and his family. Through its subsidiaries in several countries, ISG manufactures steel mill rolls, micro motors, and paper and packaging products, distributes fruits and vegetables, conducts oil and commodity trading and real estate activities, and operates a pay phone company.

     Victor A. Rice, age 56, has been a director since 1994. Mr. Rice is the Chief Executive Officer and a director of LucasVarity plc*, an international manufacturer and supplier of products, systems, and services to the automotive, diesel engine, and aerospace industries. From 1980 until 1996, Mr. Rice was Chairman and Chief Executive Officer of Varity Corporation. Mr. Rice also serves as a director of Louisiana Land & Exploration Co.*, and International Murex Technologies Corp.*

     Jerre L. Stead, age 54, has been a director since February 27, 1996. On September 1, 1996 Mr. Stead became Chairman and Chief Executive Officer of Ingram Micro Inc., the world's largest distributor of technology products and services. On January 1, 1995, Mr. Stead became Chairman and Chief Executive Officer of Legent Corporation, a computer programming software services firm. He resigned from that position on August 15, 1995 after the merger of Legent Corporation with Computer Associates International, Inc. During 1993 and 1994, Mr. Stead was Chairman and Chief Executive Officer of AT&T Global Information Solutions (formerly NCR), a provider of information technology services. He also served as an Executive Vice President of AT&T and a member of AT&T's Management Executive and Global Operations Committees. From 1991 to 1993, he was President and Chief Executive Officer of AT&T Global Business Communications Systems. From 1989 to 1991, Mr. Stead was Chairman, President, and Chief Executive Officer of Square D Co., a manufacturer of industrial control and electrical distribution products. Mr. Stead is a director of Armstrong World Industries Inc.*, TBG Holding NV, and TJ International, Inc.

      CLASS I: DIRECTOR STANDING FOR ELECTION FOR A TERM EXPIRING IN 1998

     John M. Albertine, PhD, age 52, has been a director since 1985. In 1990 Dr. Albertine became Chairman and Chief Executive Officer of Albertine Enterprises, Inc., an economic forecasting and public policy firm based in Washington, D.C. Dr. Albertine is also Chairman of JIAN Group Holdings, a full-service mergers and acquisitions firm. Dr. Albertine was Vice Chairman of Farley, Inc., principally a fabric and garment manufacturer, from 1986 until 1990 and Vice Chairman of Fruit of the Loom, Inc. from 1987 until 1990. Dr. Albertine serves on the Board of Directors of Thermo Electron Corporation*, BBN, Inc.*, and Intermagnetics General Corporation*.

                 CLASS I: DIRECTORS WHOSE TERMS EXPIRE IN 1998

     Douglas J. MacMaster, Jr., age 66, has been a director since 1990. Mr. MacMaster was Senior Vice President of Merck & Co., Inc. from 1988 until his retirement in 1992. Merck & Co., Inc. is a

---------------

*Denotes publicly-held company
worldwide research-intensive health products company that discovers, develops, produces, and markets human and animal health products and specialty chemicals. Mr. MacMaster is a director of Martek Biosciences Corp.,* U.S. Bioscience, Inc.*, Noese Technologies, Inc., OraVax Inc., and Flamel Technologies, S.A. He is also a Trustee of Thomas Jefferson University.

     Klaus K. Oertel, age 63, has been a director since October 26, 1995. From January 1, 1990 until his retirement on December 31, 1994, Mr. Oertel was a member of the Board of Management of AEG A.G., Frankfurt, Germany, a unit of Daimler-Benz AG, in charge of the world-wide rail systems group. Since his retirement, Mr. Oertel continues to provide consulting services to the Daimler-Benz group.

                 CLASS II: DIRECTORS WHOSE TERMS EXPIRE IN 1999

     Bernard J. Kennedy, age 65, has been a director since 1987. Mr. Kennedy has been Chairman, Chief Executive Officer, and President of National Fuel Gas Company* since 1989 and is Chairman of certain of its subsidiaries. National Fuel Gas Company and its subsidiaries are engaged in production, purchase, storage, transportation, and sale of natural gas and in the exploration for and development of oil and natural gas reserves. He is a member of the Board of Directors of Merchants Mutual Insurance Company, Associated Electric & Gas Insurance Services Limited, Marine Midland Banks, Inc., and Marine Midland Bank.

     William P. Panny, age 68, has been a director since 1981. Until his retirement in 1991, Mr. Panny was Chairman and Chief Executive Officer of MLX Corp., the largest independent distributor of commercial refrigeration and air conditioning equipment, parts, and supplies, and a leading global manufacturer of high energy friction products and components used in aircraft brakes and in clutches, brakes, and transmissions for heavy duty trucks and off-highway equipment. He is a director of Amerisure, Inc., Amerisure Insurance Company, and Michigan Mutual Insurance Company.

     Kurt Wiedenhaupt, age 59, has been a director since 1992. Mr. Wiedenhaupt became President and Chief Executive Officer of the Company on July 1, 1992. From 1986 to June 30, 1992, Mr. Wiedenhaupt was President and Chief Executive Officer of AEG Corporation, a North American unit of Daimler-Benz AG which is engaged in transportation, electronics, industrial equipment and business systems.

     There are four standing committees of the Board of Directors: Audit, Compensation, Finance, and Nominating. The Audit Committee, which is comprised of Mr. Panny, Chairman, and Mr. Kennedy and Mr. Oertel, had three meetings in 1996. It selects auditors (subject to shareholder ratification), reviews their proposed audit plan and fees, reviews their completed

---------------

*Denotes publicly-held company
audit, and reviews their recommendations and the replies of management thereto. The Audit Committee invites direct access by the auditors for information as to the Company's accounting practices. The Compensation Committee, which is comprised of Mr. MacMaster, Chairman, Dr. Albertine, Mr. Rice, and Mr. Stead, had four meetings in 1996. It submits recommendations to the Board on all matters relating to the compensation of officers and key employees. The Finance Committee, comprised of Mr. Kennedy, Chairman, and Dr. Albertine, Mr. Oertel and Mr. Wiedenhaupt, held five meetings during 1996. It reviews the Company's plans for financing acquisitions and capital expenditures. The Nominating Committee, comprised of Mr. Stead, Chairman, and Dr. Albertine, Mr. Panny, and Mr. Wiedenhaupt was formed in October 1996 and held its first meeting in February 1997.

     The Board of Directors had seven meetings in 1996. All incumbent directors who will continue on the Board after the Meeting attended at least 75% of the relevant board and committee meetings held during 1996, except for Mr. Rice who attended 45% of such meetings.

     Directors (except for Mr. Wiedenhaupt) are entitled to an attendance fee of $750 for each board meeting attended in person and are also entitled to an annual retainer of $14,000. Effective January 1, 1997, the annual retainer was increased to $16,000. Members of committees are entitled to $600 for attendance in person at each meeting. In addition, the Chairmen of the Audit, Compensation, Finance and Nominating Committees each is entitled to $1,000 per annum.

     At the 1995 Annual Meeting, the shareholders approved the 1995 Directors Stock Option Plan (the "1995 Directors Plan") which became effective with respect to fees payable to directors after June 30, 1995. Under the 1995 Directors Plan, a nonemployee director of the Company may elect to receive options instead of his annual director's retainer and meeting and chairmanship fees for that year. The options are granted on the first day of each calendar quarter, which is the date on which the payment of retainer and meeting fees would otherwise be made in cash. The number of shares of common stock subject to an option is equivalent to the amount of director's fees divided by the difference between the fair market value of a share on the date of grant and the exercise price which is 30% of the fair market value of a share on the date of grant. Options become exercisable in full six months after grant and expire ten years after grant, provided that options may expire earlier as a result of the termination of a director's service on the board, as follows: if an option has not expired earlier, it will expire on the fifth anniversary of the director's retirement after age 70, or if the director dies before that fifth anniversary, the first anniversary of the director's death; on the first anniversary of the termination of the director's service on the board by reason of death or disability; or three months after the termination of the director's service on the board for any other reason. The exercise price is payable in cash.

     All the directors eligible under the 1995 Directors Plan have elected to participate in the 1995 Directors Plan from the respective dates of their eligibility.

     The options which have been granted to directors under the 1995 Directors Plan are set forth in the following table:

                                                                     TOTAL       AVERAGE
                                                        OPTIONS     EXERCISE     EXERCISE
                         DIRECTOR                       GRANTED      PRICE        PRICE
    --------------------------------------------------  -------     --------     --------
    John M. Albertine.................................   4,212      $ 16,090      $ 3.82
    Bernard J. Kennedy................................   4,564        17,414      $ 3.82
    Douglas J. MacMaster, Jr..........................   4,090        15,545      $ 3.80
    Klaus K. Oertel...................................   1,900         8,121      $ 4.27
    William P. Panny..................................   4,145        15,787      $ 3.81
    Victor A. Rice....................................   3,567        13,499      $ 3.78
    Jerre L. Stead....................................     858         3,964      $ 4.62
                                                        ------       -------
      Total...........................................  23,336      $ 90,420      $ 3.87

     On each date that options are granted, the combination of the exercise price of the options granted and the cash fees the director is entitled to receive but forgoes is equivalent to the market value of the shares of Company common stock underlying the option on the date of grant.

     As of March 7, 1997, none of the options granted under the 1995 Directors Plan had been exercised and 26,664 shares remained available for the grant of options under the 1995 Directors Plan. The options reflected in the table above were granted in lieu of cash retainers and meeting fees aggregating $212,800.

     Directors with five or more years of continuous service are entitled to a benefit of $10,000 a year payable over ten years upon retirement, death prior to retirement, or nonelection to or removal from the Board following an unfriendly change in control of the Company. In the event of an unfriendly change in control, the director may opt to receive a lump sum payment equal to the present value of the periodic payments discounted at a current annuity discount rate.

     It is the Board of Directors' belief that it is in the best interest of the Company, absent special circumstances such as directorships that are part of an acquisition like the proposed Portescap acquisition, that incumbent directors not remain on the Company's Board beyond the annual meeting of shareholders following their 70th birthday. However, the Board asked Mr. Fierle, who is the founder of the Company and has served as a director for 49 years, to continue to serve as a director through the annual meeting following his 75th birthday. Mr. Fierle, who will be 75 years old on April 14, 1997, will retire from the Board immediately prior to the annual meeting on April 25, 1997.

                         SHARE OWNERSHIP OF MANAGEMENT

     The following table shows the number of common shares beneficially owned as of February 28, 1997 by (1) each director and nominee and each executive officer named in the Summary Compensation Table and (2) all directors and executive officers of API as a group.

                                                 AMOUNT AND NATURE OF          PERCENT OF
             NAME OF INDIVIDUAL                       BENEFICIAL             COMMON SHARES
           OR DESCRIPTION OF GROUP                   OWNERSHIP(1)            OUTSTANDING(2)
---------------------------------------------    --------------------     --------------------
John M. Albertine............................             18,159(3)
Robert J. Fierle.............................            890,247(4)               12.2%
Holger Hjelm.................................                -0-
Bernard J. Kennedy...........................              7,817(3)
Douglas J. MacMaster, Jr.....................              8,607(3)
Klaus K. Oertel..............................              1,891(3)
William P. Panny.............................             13,982(3)
Victor A. Rice...............................              3,206(3)
Jerre L. Stead...............................              5,478(3)
Kurt Wiedenhaupt.............................            194,493(3)                2.6%
James W. Bingel..............................             15,526(3)
John M. Murray...............................             50,578(3)
Richard S. Warzala...........................             50,050(3)
All directors and executive officers as a
  group, including those named above.........          1,261,634(3)               16.6%

---------------

(1) Each individual has sole voting and investment power over the shares indicated as owned by that individual unless otherwise noted.
(2) Except for Messrs. Fierle and Wiedenhaupt, each of the directors and executive officers named in the table owns less than 1% of the common shares outstanding.

(3) The total includes 303,613 shares that executive officers and directors of API as a group have the right to acquire pursuant to options that are currently exercisable or become exercisable within the next 60 days, as shown in the following table:

            Dr. Albertine.........................................    3,703
            Mr. Kennedy...........................................    4,036
            Mr. MacMaster.........................................    3,607
            Mr. Oertel............................................    1,391
            Mr. Panny.............................................    3,662
            Mr. Rice..............................................    3,206
            Mr. Stead.............................................      478
            Mr. Wiedenhaupt.......................................  180,523
            Mr. Bingel............................................   12,987
            Mr. Murray............................................   49,662
            Mr. Warzala...........................................   28,250

(4) Includes 5,000 shares owned by Mr. Fierle's spouse. Mr. Fierle disclaims beneficial ownership of all such shares.

                  SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table shows the number of common shares owned by each person or "group" known to API to be the beneficial owner of more than 5% of its common shares.

             NAME AND ADDRESS OF                 AMOUNT AND NATURE OF     PERCENT OF COMMON
              BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP     SHARES OUTSTANDING
---------------------------------------------    ---------------------    ------------------
Robert J. Fierle.............................         890,247(1)                12.2%
  East Aurora, NY 14052
First Carolina Investors, Inc................         486,500(2)                 6.7%
  5224 Providence Country Club Drive
     Charlotte, NC 28277
Dimensional Fund Advisors Inc................         428,674(3)                 5.9%
  1299 Ocean Avenue
     Santa Monica, CA 90401

---------------

(1) Includes 5,000 shares owned by Mr. Fierle's spouse. Mr. Fierle disclaims beneficial ownership of all such shares.

(2) Based on an amended Schedule 13D dated February 6, 1997 filed by Brent D. Baird, members of the Baird family, and entities owned or controlled by the Baird family. The filing persons with respect to this Schedule 13D and the number of shares owned are: (1) First Carolina Investors, Inc., 203,000 shares; (ii) The Cameron Baird Foundation, 215,700 shares; (iii) Aires Hill Corp., 32,300 shares; (iv) Brian D. Baird, as trustee, 11,000 shares; (v) Brent D. Baird, 5,000 shares; (vi) Jane D. Baird, 10,000 shares; (vii) David
    M. Stark, as successor trustee, 2,000 shares; and (viii) Brian D. Baird, as successor trustee, 7,500 shares.

(3) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 428,674 shares of the Company's common stock as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in a series of DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

                        COMPLIANCE WITH SECTION 16(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Directors, officers and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of information furnished to the Company, reports filed through the Company, and written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements applicable to its directors, officers and greater-than-10% beneficial owners were complied with during fiscal 1996.

                               EXECUTIVE OFFICERS

     The following is a list of the executive officers of the Company, each of whom is appointed to serve at the pleasure of the Board.

                                                                                 HAS BEEN AN
                                                                                  EXECUTIVE
          NAME AND AGE                       OFFICES HELD AT API                OFFICER SINCE
--------------------------------  ------------------------------------------    -------------
Kurt Wiedenhaupt, 59............  President                                          1992
James W. Bingel, 49.............  Vice President -President of Electronic            1991
                                    Components Group
Bruce McH. Kirchner, 48.........  Vice President and Chief Financial Officer         1997
John M. Murray, 63..............  Vice President-Finance and Treasurer               1988
James R. Schwinger, 52..........  Vice President-Human Resources                     1996
Richard S. Warzala, 43..........  Vice President-                                    1986
                                    President of Motion Technology Group

     All of the executive officers have been employed by API for more than five years except for Mr. Wiedenhaupt, who was appointed to his position on July 1, 1992, Mr. Schwinger who was appointed May 1, 1996, and Mr. Kirchner, who was appointed on February 3, 1997. Prior to joining the Company, Mr. Wiedenhaupt was employed for 32 years in various positions in several countries with units of AEG A.G., Frankfurt, Germany, a member of the Daimler-Benz Group. AEG is a world-wide manufacturer of electric and electronic products and systems. Mr. Schwinger was a human resources consultant from 1990 until 1996. Mr. Kirchner was employed for 22 years in various financial positions with The Carborundum Company and its successors. From 1989 to 1996 he was Vice President and Chief Financial Officer of BP Chemicals-Advanced Materials and Carborundum Division, a multinational manufacturer of polymer and ceramic based products.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The Summary Compensation Table sets forth individual compensation information for the Chief Executive Officer, the Chairman of the Board, and the three other most highly compensated executive officers.

                                                                              LONG-TERM
                                               ANNUAL                       COMPENSATION
                                            COMPENSATION              -------------------------
                                 -----------------------------------                SECURITIES
                                                          OTHER       RESTRICTED    UNDERLYING
          NAME AND                                       ANNUAL          STOCK       OPTIONS/       ALL OTHER
    PRINCIPAL POSITION     YEAR   SALARY    BONUS    COMPENSATION(3)  AWARD(S)($)    SARS (#)    COMPENSATION(4)
-------------------------- ----- --------  --------  ---------------  -----------  ------------  ---------------
Kurt Wiedenhaupt
  President and CEO(1)....  1996 $300,003  $346,441                                    30,000       $ 115,357
                            1995  293,335   252,165                     $36,000        30,000          76,308
                            1994  273,338    73,640      $54,230                       25,000          65,425
Robert J. Fierle
  Chairman (2)............  1996  117,750                 70,997                                       46,793
                            1995  117,750                 64,992                                       49,343
                            1994  117,750                 69,942                                       51,702
James W. Bingel
  Vice President..........  1996  111,334    56,195                                     8,000           2,375
                            1995  108,001    45,513                                     8,000           1,894
                            1994  101,335    45,853                                     5,000           1,013
John M. Murray
  Vice President-Finance
  and Treasurer...........  1996  136,802    90,273                                     8,000          34,445
                            1995  133,201    56,350                                     8,000          33,273
                            1994  126,400    17,042                                     8,000          28,947
Richard S. Warzala
  Vice President..........  1996  136,801    94,466                                    15,000           9,322
                            1995  127,001    68,193                                    12,000           9,432
                            1994  110,667    30,000                                     5,000          12,742

---------------

(1) In addition to the bonus earned under the EVA Incentive Compensation Plan described elsewhere herein for his performance in 1995, the 1995 bonus for Mr. Wiedenhaupt shown in the table above includes a special bonus of $35,000 awarded by the Board of Directors in April 1995 for his performance in 1994.

(2) Salary for Mr. Fierle includes director fees of $17,750 in each of the years 1996, 1995, and 1994.

(3) Other Annual Compensation for Messrs. Wiedenhaupt (except 1994), Bingel, Murray, and Warzala does not exceed the lesser of $50,000 or 10% of total salary and bonus.

(4) All Other Compensation for 1996 includes (i) accruals for the Company's supplemental benefit program which will not be offset by benefits under the split-dollar life insurance program (both of which are described below),
    (ii) amounts paid to and on behalf of Mr. Wiedenhaupt under the Pension Benefit Restoration Plan adopted by the Company in 1994 and described under Salaried Employee Retirement Income Plan below, (iii) the actuarial value of premium payments made by the Company allocable to the executive officer's death benefit under the split-dollar life insurance program, combined with compensation paid in connection with premium payments made by the executive officer, and the value of Mr. Fierle's term insurance coverage under split-dollar insurance policies determined under relevant Internal Revenue Service regulations, and (iv) Company contributions to the 401(k) Retirement Savings Plan for Salaried Employees (which equal 25% of that portion of the employee's contribution which does not exceed 6% of such employee's total pay for the year). The amounts for each individual were as follows:

                                                     PENSION
                                   SUPPLEMENTAL      BENEFIT                         401(k)
                                     BENEFIT       RESTORATION    SPLIT-DOLLAR      COMPANY
                                     PROGRAM          PLAN          PROGRAMS      CONTRIBUTION     TOTAL
                                   ------------    -----------    ------------    ------------    --------
     Kurt Wiedenhaupt...........     $      0        $11,113        $101,869         $2,375       $115,357
     Robert J. Fierle...........       37,002              0           9,761              0         46,763
     James W. Bingel............            0              0               0          2,375          2,375
     John M. Murray.............       11,911              0          20,159          2,375         34,445
     Richard S. Warzala.........            0              0           6,947          2,375          9,322

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information on grants of stock options made during the 1996 fiscal year to the executive officers named in the Summary Compensation Table.

                                                   INDIVIDUAL GRANTS
                                 ------------------------------------------------------
                                                   % OF
                                 NUMBER OF         TOTAL                                    POTENTIAL REALIZABLE
                                 SECURITIES      OPTIONS/                                     VALUE AT ASSUMED
                                 UNDERLYING        SARs         EXERCISE                    ANNUAL RATES OF STOCK
                                  OPTIONS/      GRANTED TO         OR                        PRICE APPRECIATION
                                    SARs         EMPLOYEES        BASE                       FOR OPTION TERM (2)
                                  GRANTED        IN FISCAL       PRICE       EXPIRATION     ---------------------
             NAME                 (#) (1)          YEAR          ($/SH)         DATE         5% ($)      10% ($)
-------------------------------  ----------     -----------     --------     ----------     --------     --------
Kurt Wiedenhaupt...............    30,000           14.2%       $12.375        4-25-06      $233,550     $591,750
James W. Bingel................     8,000            3.8        $12.375        4-25-06        62,280      157,800
John M. Murray.................     8,000            3.8        $12.375        4-25-06        62,280      157,800
Richard S. Warzala.............    15,000            7.1        $12.375        4-26-06       116,775      295,875

---------------

(1) All of the options reflected in the table are ten year options and become exercisable at the rate of 20% per year beginning on the first anniversary of the date of grant.

(2) These amounts represent certain assumed rates of appreciation only. At an assumed annual rate of appreciation of 5%, $12.375 would increase to $20.16 and at 10% would increase to $32.10. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's common stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

FISCAL YEAR-END OPTION/SAR VALUES

     The following table summarizes information with respect to option exercises and unexercised stock options and stock appreciation rights ("SARs") held by the executive officers named in the Summary Compensation Table at the end of the 1996 fiscal year.

                                                               NUMBER OF
                                                              SECURITIES          VALUE OF
                                                              UNDERLYING        UNEXERCISED
                                                              UNEXERCISED       IN-THE-MONEY
                                                             OPTIONS/SARs       OPTIONS/SARs
                                        SHARES                1/3/97 (#)         1/3/97 ($)
                                       ACQUIRED    VALUE
                                          ON      REALIZED   EXERCISABLE/       EXERCISABLE/
                   NAME                EXERCISE     ($)      UNEXERCISABLE     UNEXERCISABLE
     --------------------------------  --------   --------   -------------     --------------
     Kurt Wiedenhaupt................    8,870    $ 99,643      203,523          $2,539,634
                                                                119,000           1,324,375
     James W. Bingel.................    2,069      15,130        7,387              92,144
                                                                 19,600             202,875
     John. M. Murray.................        0           0       41,363             491,091
                                                                 24,200             262,800
     Richard S. Warzala..............   14,704      81,707       29,958             336,426
                                                                 29,800             294,000

SALARIED EMPLOYEE RETIREMENT INCOME PLAN

     Executive officers of the Company are covered by the Salaried Employee Retirement Income Plan (the "Plan"). Normal retirement age under the Plan is 65. The normal monthly retirement benefit is equal to 1% of average monthly base earnings multiplied by the years of credited service. Average monthly base earnings is determined from the highest continuous five years out of the last ten years worked prior to retirement. The normal monthly retirement benefit is reduced by 1/2 of 1% for each month between the date benefits begin and the participant's normal retirement date in the case of early retirement. Benefits are not subject to any reduction for Social Security payments or other offset amounts.

     The table set forth below illustrates representative annual retirement benefits for various levels of compensation and periods of service under the Plan.

 AVERAGE ANNUAL
EARNINGS (HIGHEST
 CONTINUOUS 5 OF               ESTIMATED ANNUAL RETIREMENT BENEFITS
      LAST                 BASED ON CREDITED YEARS OF SERVICE INDICATED
10 YEARS PRIOR TO     -------------------------------------------------------
   RETIREMENT)          10          15          20          25          30
-----------------     -------     -------     -------     -------     -------
    $  50,000         $ 5,000     $ 7,500     $10,000     $12,500     $15,000
      100,000          10,000      15,000      20,000      25,000      30,000
      160,000          16,000      24,000      32,000      40,000      45,000
      or more

     Under the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), the amount of annual earnings which can be utilized in determining benefits under the Plan was reduced from $235,840 to $150,000 and increased to $160,000 for 1997. This change significantly reduces the retirement benefits under the Plan for Mr. Wiedenhaupt. In 1994, the Company adopted a Pension Benefit Restoration Plan pursuant to which the Company will make annual payments under a flexible deposit annuity contract for Mr. Wiedenhaupt and reimburse him for his income taxes on the annuity payments. Upon retirement, the annuity contract will provide benefits equal to the benefits lost due to the enactment of OBRA. By way of illustration, an employee covered by the Pension Benefit Restoration Plan retiring with 30 years of credited service and Average Annual Earnings of $200,000 would be entitled to an annual retirement benefit of $60,000, $48,000 of which would be provided by the Plan and $12,000 of which would be provided through an annuity contract under the Pension Benefit Restoration Plan.

     The credited years of service on December 30, 1996 for the persons named in the Summary Compensation Table are as follows: Mr. Wiedenhaupt -- 4 years; Mr. Bingel -- 5 years; Mr. Murray -- 8 years; and Mr. Warzala -- 20 years. The current compensation covered by the Plan, which excludes bonus earnings, is reflected in the "Salary" column of the Summary Compensation Table, subject to the aforementioned limit under OBRA. Mr. Fierle retired from full-time employment on July 1, 1992 with 30 years of credited service under the Plan and began receiving retirement benefits thereunder.

EMPLOYMENT CONTRACTS; SUPPLEMENTAL BENEFIT PROGRAMS;
AND CHANGE-OF-CONTROL ARRANGEMENTS

     Mr. Wiedenhaupt was employed as President and Chief Executive Officer effective July 1, 1992 and entered into an employment agreement (the "Employment Agreement") for the five-year period ending June 30, 1997 (the "Employment Period"). The Employment Agreement provides for an annual salary of not less than $300,000 and entitles Mr. Wiedenhaupt to participate in the Company's bonus and other benefit plans. Upon retirement at age 65, Mr. Wiedenhaupt will be entitled to a supplemental retirement benefit of $1,500,000 adjusted for changes in the Consumer Price Index from July 1, 1992 and payable over 15 years. The benefit vests at the rate of 10% per year. This benefit is secured by a life insurance policy with a death benefit currently of $1,679,000 payable to Mr. Wiedenhaupt's beneficiary. If the Employment Agreement is terminated by the Company (other than for cause or by reason of Mr. Wiedenhaupt's death or disability), he will be entitled to receive all unpaid salary and bonuses for the balance of the Employment Period, his supplemental retirement benefit, his vested benefits under other plans and one-half of his average annual bonus, subject to certain limitations. These amounts will be paid on the dates they would have been paid if his employment had not been terminated unless the Company elects for them to be paid in a discounted lump sum.

     To provide a smooth transition from the leadership of Mr. Fierle to Mr. Wiedenhaupt and to retain Mr. Fierle's services, the Company entered into an agreement with Mr. Fierle effective upon his retirement as Chief Executive Officer and President through the date of the Company's annual shareholders' meeting in 1998. Under that agreement he serves as a part-time employee, at an annual salary of $100,000 plus the benefits he had been receiving prior to retirement. The Company pays him $6,500 per month over ten years under his supplemental benefit program as a former officer and will pay him an additional $833 per month over ten years, beginning in May 1997, as a former director.

     Messrs. Warzala and Murray are participants in a supplemental benefit program that provides an annual amount equal to 20% of current salary payable over a 15 year period upon retirement at age 65, death or total disability prior to retirement, or involuntary termination following an unfriendly change in control of the Company. In the event of an unfriendly change in control, the participant becomes fully-vested and may opt to receive a lump sum payment equal to the present value of the periodic payments discounted at a current annuity discount rate. Participants are also eligible to receive benefits in the event of involuntary termination without an unfriendly change in control according to a vesting schedule that provides 50% vesting after ten years of service, increasing 5% for each year of service thereafter. The benefits payable under this program are subject to offset by the amount of the cash surrender value of split-dollar life insurance policies purchased by the Company under a separate program. Under this program, the Company will recover all premiums paid by it upon the earlier to occur of the policy's maturity or the participant's death. If a participant's employment is terminated, the Company will recover most or all of the prior cash premiums, depending on the number of years the split-dollar contract was in effect.

     In 1996 the Company entered into agreements with Mr. Wiedenhaupt, Mr. Bingel, Mr. Murray, and Mr. Warzala which provide severance payments to each of them if they are either terminated or resign for "good reason," as defined in the agreements, within three years after there has been a "change of control," as defined, of the Company. In that event, Mr. Wiedenhaupt would receive a severance payment equal to three times his then annual base salary plus the highest bonus accrued for him in any of the three preceding years ("Total Compensation") plus a benefit replacement amount equal to 50% of his Total Compensation. These payments would be in lieu of any severance payments under Mr. Wiedenhaupt's employment agreement. Messrs. Bingel, Murray and Warzala would each receive a severance payment equal to one times their Total Compensation and a benefit replacement equal to 35% of their Total Compensation.

PERFORMANCE GRAPH

     The following performance line graph compares the cumulative total shareholder return on an investment in the Company's common stock over the past five years with the total return on the stocks comprising the Media General Composite Index ("Composite Index"), the Media General Multi-Industry Index ("Multi-Industry Index"), and the Dow Jones diversified industrial manufacturing company index ("Industrials Index"). The data for the graph was furnished by Media General Financial Services and Dow Jones & Company, Inc. The line graph assumes an investment of $100 in API stock on the last day of the 1991 fiscal year and the reinvestment of quarterly cash dividends at the closing price of API stock on the ex-dividend date. Calculations for the Composite, Multi-Industry, and Industrials Indexes are made in a similar fashion. The Company is replacing the Industrials Index used in prior years with the Multi-Industry Index in order to secure all index data from a single source.

Measurement Period                         COMPOSITE      INDUSTRIALS      MULTI-IN-
(Fiscal Year Covered)          API           INDEX           INDEX       DUSTRY INDEX
1991                           100             100             100             100
1992                          96.7           104.0           116.3           111.7
1993                          84.0           119.4           142.1           136.5
1994                         103.6           118.4           130.3           130.5
1995                         152.4           153.5           170.7           175.1
1996                         279.2           185.4           221.1           216.4

BOARD COMPENSATION COMMITTEE REPORT*

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors. The Committee is responsible for setting and administering the policies which govern annual compensation, bonus plans, and stock ownership programs.

     The Committee annually evaluates API's corporate performance and compensation and share ownership programs as compared with industrial companies reasonably similar in size, product content, profitability, return on equity, and sound financial condition. Such data are gathered from consultant surveys and, where available, published statistics and surveys. The Company's annual compensation programs are designed to strike a reasonable balance between competitive base salaries and a performance-oriented incentive system which does not reward employees unless targeted goals are reached, and pay is increasingly better as profit pools are created.

     The Committee approved salary increases for the executive officers of the Company for the year beginning May 1, 1996 based on the Committee's evaluation of each officer's performance, the performance of the officer's operating divisions, and the overall performance of the Company. Mr. Wiedenhaupt's base annual salary is determined by his Employment Agreement with the Company. The Committee, with the approval of the Board of Directors, can determine, in its discretion, to increase Mr. Wiedenhaupt's salary. At its meeting in April 1996, the Committee reviewed Mr. Wiedenhaupt's performance for the prior year, with particular attention given to the progress made by the Company in the development and execution of its growth strategy, the Company's earnings, return on equity, and economic value added ("EVA"). In view of the incentive compensation Mr. Wiedenhaupt was awarded under the Company's EVA Incentive Compensation Plan (the "EVA Plan") in recognition of his achievements in 1995, the Committee did not change his base salary. It is the Committee's intent that any future increase in Mr. Wiedenhaupt's salary will be based on the Company's earnings and EVA criteria, as well as his role in the continued development and successful execution of the Company's growth strategy. The Committee granted Mr. Wiedenhaupt options to purchase 30,000 shares of the Company's common stock at the closing price of the Company's common stock on the New York Stock Exchange on the date of grant.

---------------

*The Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (together, the "Acts"), except to the extent that the Company specifically incorporates such report by reference; and further, such report shall not otherwise be deemed filed under the Acts.

     In April 1996, the Committee also granted stock options to other executive officers and other selected key employees. In determining the size of the grants for the executive officers, the Committee assessed their individual performance, contributions to the business and relative levels of responsibility.

     Beginning with 1995, the Company adopted the EVA Plan to replace bonus plans which were previously in effect.

     One purpose of the EVA Plan is to provide incentives for plan participants to strive for the enhancement of shareholder value through the achievement of the Company's strategic plan objectives. The EVA Plan is also a critical feature of the Company's program to shift a portion of employee compensation from fixed to variable so that, over time, the variable component (i.e. EVA incentive compensation) of employee compensation will become more significant in relation to the fixed component (i.e. base salary or wages). All employees are eligible to participate in the EVA Plan, except employees subject to certain collective bargaining agreements and employees compensated under separate sales incentive or commission programs. For 1996, approximately 930 employees out of a total of approximately 1,300 employees in the Company participated in the EVA Plan.

     EVA is the amount by which the net operating profit after tax of a business unit exceeds the weighted average cost of capital relative to the average capital employed by that business unit.

     Each EVA Plan participant has a Target Bonus based on a percentage of the participant's base compensation during the Plan Year. Percentages are established in the EVA Plan for various levels of responsibility within the business units.

     Each operating unit and the Company as a whole ("Units") had an EVA Target for 1996 approved by the Compensation Committee of the Board. Actual 1996 EVA results compared to the EVA Target establishes the percentage of the Target Bonus earned by the EVA Plan participants. If EVA for a Unit exceeds the EVA Target for the Plan Year, the Target Bonus for the participants in that Unit will be increased by the same percentage that EVA exceeds the EVA Target. If EVA for a Unit falls short of the EVA Target for the Plan Year, the Target Bonus will be reduced by 1.5% for each percentage point that the EVA shortfall bears to the EVA target.

     The bonuses earned by EVA Plan participants whose Target Bonus percentage is 15% or more (hereinafter referred to as "Bank Employees") are subject to discretionary adjustment not to exceed plus or minus 15% of the formula bonus. The bonus awards for Bank Employees in operating Units will be determined by subjecting 80% of their Target Bonus to EVA performance of their Unit and 20% of their Target Bonus to total Company EVA performance.

     The bonuses earned by EVA Plan participants who are not Bank Employees are subject to discretionary adjustments determined by the Unit's general manager, subject to review by the

Compensation Committee. The bonus award allocations made to participants who are not Bank Employees will be paid in full on or about March 15 following the end of the Plan Year.

     Bonus awards to Bank Employees are added to the amount, if any, held in an account maintained on the Company's books for each Bank Employee ("Bank Account"). If the amount in the Bank Account after adding the current bonus award is equal to or less than the employee's Target Bonus, then the entire "Bank Account" balance will be paid to the employee on or about March 15 in the year following the Plan Year. If the Bank Account balance exceeds the Target Bonus, the employee will be paid the Target Bonus plus one-half such excess. An employee can have a negative bonus which will reduce the employee's Bank Account or create a negative balance in this Bank Account which must be offset by positive bonuses in the future before any bonus payment will be made from the bank.

     The Committee intends that, whenever reasonably possible, compensation paid to its managers, including its executive officers, should be deductible for federal income tax purposes. All compensation paid to or earned by the executive officers in fiscal 1996 was deductible for federal income tax purposes.

     Submitted by the Compensation Committee of the Company's Board of
Directors:

                                           Douglas J. MacMaster, Jr., Chairman
                                           John M. Albertine
                                           Victor A. Rice
                                           Jerre L. Stead

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are no "Compensation Committee interlocks" or "insider participation" which the SEC regulations would require to be disclosed in this proxy statement.

          2. APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED COMMON AND PREFERRED STOCK

     The Board of Directors recommends that shareholders consider and approve an amendment to Article IV of the Company's Restated Certificate of Incorporation which would increase the number of authorized shares of Common Stock from 10 million shares to 30 million shares and of Preferred Stock from 20,000 shares to 500,000 shares.

     As of February 24, 1997, the Company had 7,315,652 shares of Common Stock outstanding, 374,262 shares held in treasury, 1,120,312 shares reserved for issuance under Employee Stock Option Plans, 50,000 shares reserved for issuance under the 1995 Directors Stock Option Plan,

207,812 shares reserved for issuance under nonqualified stock options, and 50,000 shares reserved for issuance upon the exercise of warrants, thereby leaving only 881,962 authorized but unissued or unreserved shares available for issuance.

     In connection with the proposed acquisition of Portescap SA, the Company would issue preferred stock which would be convertible into common stock. In order to have sufficient shares of common stock available to complete the proposed acquisition of Portescap SA, the Board of Directors has terminated the 1993 and 1995 Employee Stock Option Plans. This returns the 330,070 shares of Common Stock which had been reserved for the grant of options which have not been granted to the status of authorized but not reserved shares. The Company now has available the following shares of common stock which have been reserved for issuance in connection with the Portescap acquisition.

        Uncommitted unissued shares................................      881,962
        Shares available from termination of the 1993 and 1995
          plans....................................................      330,070
        Shares held in treasury....................................      374,262
                                                                      ----------
                                                                       1,586,294

     It is anticipated that all or most of the shares reserved for the Portescap acquisition will be used for that purpose upon the closing of the transaction scheduled to take place either late in the first quarter or early in the second quarter of 1997. If the Portescap acquisition were consummated under the terms and conditions presently contemplated, InterScan would own preferred stock convertible into common stock representing approximately 17% of the Company's total outstanding common stock following the acquisition.

     The Board of Directors has adopted the 1997 Employees Stock Option Plan and the 1997 Non-Employee Directors Stock Option Plan, which plans are subject to shareholder approval and are described under Proposals 3 and 4 below. The number of shares to be reserved for issuance under these two plans total 725,000 shares, and therefore approval of those plans is dependent on approval to increase the Company's authorized Common Stock.

     The Company's Board believes that an increase in the number of authorized shares of Common Stock is in the best interests of the Company and its shareholders. In addition to the shares of Common Stock to be reserved for the 1997 Stock Option Plans, the Company may use authorized and unissued shares of Common Stock for various corporate purposes, including but not limited to, possible further acquisitions, financing transactions, stock splits or stock dividends, the adoption of a shareholders' rights plan, and other corporate purposes. Authorized and unissued shares of API Common Stock may be issued for such purposes by the Board without further API shareholder action being necessary unless the issuance of shares is in connection with a transaction for which shareholder approval is otherwise required under applicable law, regulation, or stock exchange rules.

     The number of authorized shares of Preferred Stock was created in 1968 and none of such shares have ever been issued. The Board believes it would be appropriate to increase the number of authorized shares of Preferred Stock to establish a reasonable relationship between authorized Common and Preferred Stock.

     The Board believes that it is desirable to have available the additional shares of Preferred Stock for future issuance by the Board in connection with financings, acquisitions, and other corporate purposes without further shareholder approval except as required under applicable law, regulation, or stock exchange rules.

     The terms and conditions of the Preferred Stock under the proposed amendment would be identical to the terms and conditions presently set forth in the Restated Certificate of Incorporation for the Company's 20,000 authorized shares of Preferred Stock. The Board may issue Preferred Stock in one or more series and establish the number, designation, rights, preferences, and limitations of the shares in each series. The Board's authority would include the ability to fix for each series, among other things, dividend rates and preferences, redemption rights, rights upon liquidation, dissolution or winding-up of the affairs of the Company, voting rights, and conversion rights.

     The affirmative vote of the holders of a majority of the outstanding common shares of API entitled to vote on the proposal is required for approval of this proposal to amend the Certificate of Incorporation. The Board of Directors recommends a vote FOR this proposal.

                          3. APPROVAL OF THE PROPOSED
                        1997 EMPLOYEES STOCK OPTION PLAN

     At the Meeting the shareholders will be presented with a proposal to approve the 1997 Employees Stock Option Plan for employees (including officers) of API and its subsidiaries (the "Employees Plan"). The text of the Employees Plan is set forth as Exhibit A to the proxy statement. The following description of the Employees Plan contains summaries of certain provisions thereof and is qualified in its entirety by reference to the plan itself.

     The purpose of the proposed Employees Plan is to attract and retain employees, to align the interests of employees with those of shareholders, and thus to promote the long-term growth of the Company.

     On February 25, 1997 the Board of Directors terminated the 1993 and 1995 Employee Stock Option Plans which had options for 29,880 and 300,190 shares, respectively available for grant, returning a total of 330,070 shares to unissued, unreserved shares. See the discussion under Proposal No. 2 herein. As of February 25, 1997, options previously granted under the 1989 Stock Option Plan, the 1993 Employees Stock Option Plan, and the 1995 Employees Stock Option Plan for 172,015 shares, 263,760 shares, and 345,253 shares, respectively, remain outstanding and eligible for exercise over various periods extending to February 2, 2007.

     Under the proposed Employees Plan, there will be reserved for issue upon the exercise of options up to a maximum of 600,000 of the common shares of API, which may be either authorized but unissued stock or treasury stock. The maximum number of shares which may be issued to any one employee under the Employees Plan is 200,000. No options may be granted under the Employees Plan after February 25, 2002. The Employees Plan will be administered by a committee of the Board of Directors (the "Committee") comprised of not less than two directors. The Committee may make grants of both incentive stock options ("ISOs"), as defined by section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), which enjoy certain tax advantages for employees, and other stock options which have no special tax advantages for employees.

     The option price per share for each stock option granted under the Employees Plan shall not be less than 100% of the fair market value of API's common shares at the time the option is granted, and the term of each option may not exceed ten years from the date of grant. No option may be exercised prior to the first anniversary of the date of grant. ISOs are nontransferable except by will or by the laws of descent and distribution. The Committee may provide for the transferability of other options in accordance with a policy that is consistent with the purposes of the Employees Plan.

     Upon termination of employment due to a cause other than qualified retirement, death, disability, or misconduct, options exercisable at the date of termination remain exercisable for three months. In the event of qualified retirement (after age 55 and continuous employment for a period of not less than five year), options with original terms of at least five years will continue to become exercisable and remain exercisable for a period of five years following retirement, but may not be exercised later than ten years after the date of grant or such earlier date as may be specified in the option. Upon the retiree's death during such five year period, the retiree's legal representative may exercise those options exercisable on the date of death within twelve months following the date of death. In the event of disability or the death of an active employee who is the holder of an option, he or his legal representative, as the case may be, may exercise his option within twelve months following his death or disability but not later than ten years after the date of grant or such earlier date as may be specified in the option.

     The Committee may designate options as ISOs. An ISO granted to an employee owning more than 10% of the voting power of all classes of API stock when the option is granted must have an option price not less than 110% of the fair market value of the stock at that time and must have a term of not more than five years. Further, the aggregate fair market value of all ISOs exercisable for the first time by any one employee within one calendar year may not exceed $100,000.

     Under the provisions of the Code, if shares are issued to an optionee upon the exercise of an ISO and the optionee makes no disposition of the acquired shares within one year of the date of exercise, then the optionee will not realize income for federal income tax purposes as a result of the grant or exercise of the option. The excess of the fair market value of the acquired shares on the date of exercise over the option price will constitute an adjustment in the calculation of the optionee's alternative minimum taxable income, which may result in the imposition of an alternative minimum tax. Any gain the optionee realizes on a subsequent disposition of the shares will be long-term capital gain. Under such circumstances, API will not be entitled to any deduction for federal income tax purposes with respect to the grant of the ISO or issuance of shares upon exercise of the option. If the optionee disposes of the acquired shares within one year of the date of exercise, an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price, or (ii) the excess of the proceeds of the disposition over the option price, will be ordinary income for the optionee and deductible by API; the optionee will also recognize a short-term capital gain to the extent the proceeds of the disposition exceed the fair market value of the shares on the date of exercise.

     The grant of a stock option that is not an ISO (a "nonstatutory option") will not have any federal income tax consequences for the optionee or API. The holder of a nonstatutory stock option will realize ordinary income upon exercise of the option. Generally, the amount of ordinary income realized will be equal to the excess of the fair market value of the acquired shares at the date of exercise over the option price. API will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income realized by the optionee.

     Outstanding options are subject to adjustment in the event of a stock dividend, stock split, merger, consolidation, or other change in the Company's capital structure. Upon a change in control of the Company (as defined in the Employees Plan), all options will become immediately exercisable and the Committee, in its discretion, may provide for the cash out of options (at an amount equal to the consideration paid in the change in control transaction over the option price), for other adjustment of options, for the assumption of options, or for the substitution of new options for outstanding options. The Employees Plan is subject to amendment by the Board of Directors, except that no amendment that would by law require shareholder approval will be effective without such approval. The Committee may amend outstanding options, except that the option holder's consent is required for any amendment that would be adverse to the option holder's interest. The Committee may provide special option terms for employees who are foreign nationals or employed outside the United States.

     The Employees Plan was adopted by the Board of Directors of the Company on February 25, 1997, subject to approval of the shareholders at the Meeting.

     Approval of this proposal is dependent upon approval of Proposal No. 2 to amend the Certificate of Incorporation to increase the authorized common and preferred stock. The affirmative vote of the holders of a majority of the common shares of API voting on this proposal is required for approval of the Employees Plan. The Board of Directors recommends a vote FOR the proposed Employees Plan.

                          4. APPROVAL OF THE PROPOSED
                 1997 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

     At the Meeting the shareholders will be presented with a proposal to approve the 1997 Non-Employee Directors Stock Option Plan for directors of the Company who are not employees of the Company (the "Directors Plan"). The text of the Directors Plan is set forth as Exhibit B to the proxy statement. The following description of the Directors Plan contains summaries of certain provisions thereof and is qualified in its entirety by reference to the plan itself.

     The purpose of the proposed Directors Plan is to encourage ownership of the stock of the Company by directors of the Company who are not employees of the Company and to enhance the Company's ability to attract and retain highly qualified persons to serve as its directors.

     Under the proposed Directors Plan, there will be reserved for issue upon the exercise of options up to a maximum of 125,000 of the common shares of API, which may be either authorized but unissued stock or treasury stock. No options may be granted under the Directors Plan after February 24, 2002. The Directors Plan will be administered by the Board of Directors.

     The Board of Directors will establish the option price per share for each option granted under the Directors Plan, and the term of each option. The Board of Directors may provide for the transferability of options in accordance with a policy that is consistent with the purposes of the Directors Plan.

     The grant of an option under the Directors Plan will not have any federal income tax consequences for the optionee or API. The holder of an option will realize ordinary income upon exercise of the option. Generally, the amount of ordinary income realized will be equal to the excess of the fair market value of the acquired shares at the date of exercise over the option price. API will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income realized by the optionee.

     Outstanding options are subject to adjustment in the event of a stock dividend, stock split, merger, consolidation, or other change in the Company's capital structure. Upon a change in control of the Company (as defined in the Directors Plan), all options will become immediately exercisable and the Board of Directors, in its discretion, may provide for the cash out of options (at an amount equal to the consideration paid in the change in control transaction over the option price), for other adjustment of options, for the assumption of options, or for the substitution of new options for outstanding options. The Directors Plan is subject to amendment by the Board of Directors, except that no amendment that would by law require shareholder approval will be effective without such approval. The Board of Directors may amend outstanding options, except that the option holder's consent is required for any amendment that would be adverse to the option holder's interest. The Board of Directors may provide special option terms for directors who are foreign nationals or reside outside the United States.

     The Directors Plan was adopted by the Board of Directors of the Company on February 25, 1997, subject to approval of the shareholders at the Meeting.

     Approval of this proposal is dependent upon approval of Proposal No. 2 to amend the Certificate of Incorporation to increase the authorized common and preferred stock. The affirmative vote of the holders of a majority of the common shares of API voting on this proposal is required for approval of the Directors Plan. The Board of Directors recommends a vote FOR the proposed Directors Plan.

                          5. APPROVAL OF THE PROPOSED
                 AMENDMENT TO 1995 DIRECTORS STOCK OPTION PLAN

     At the Meeting the shareholders will be presented with a proposal to approve an amendment to the 1995 Directors Stock Option Plan (the "1995 Directors Plan"). The text of the amendment is set forth as Exhibit C to the proxy statement. The following description of the amendment contains summaries of certain of the amendment's and plan's provisions and is qualified in its entirety by reference to the amendment and plan.

     Under the 1995 Directors Plan, directors who are not employees of API can elect annually whether to receive discounted options to purchase shares of common stock of API instead of quarterly retainer and meeting fees. A stock option under the 1995 Directors Plan has an exercise price of 30 percent of the fair market value of a share on the date of grant. Options under the 1995 Directors Plan are granted quarterly. The spread between the option exercise price and the aggregate value of all shares covered by the option is equal to the quarterly retainer and meeting fees payable on the date of grant.

     The proposed amendment eliminates the requirement that an election to receive options instead of retainer and meeting fees be made by the June 30 preceding the calendar year to which it applies. That requirement had been included in the 1995 Directors Plan to conform to a condition for an exemption under Rule 16b-3 promulgated under section 16 of the Securities Exchange Act of 1934. Under a modification of Rule 16b-3, a six-month advance election is no longer a condition of an exemption. The amendment to the plan substitutes a requirement that an election be made by the December 31 preceding the year to which it applies, or, in the case of a new director, before the first day of the calendar quarter following the director's election or appointment to the Board of Directors.

     The amendment to the 1995 Directors Plan was adopted by the Board of Directors of the Company on February 25, 1997, subject to the approval of the shareholders at the Meeting.

     The affirmative vote of the holders of a majority of the common shares of API voting on the proposal is required for approval of the amendment to the 1995 Directors Plan. The Board of Directors recommends a vote FOR the proposed amendment to the 1995 Directors Plan.

                        6. RATIFICATION OF THE SELECTION
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

     At the Meeting a vote of the shareholders will be taken for the ratification of the selection of the firm of Price Waterhouse LLP, independent public accountants, as auditors for the fiscal year ending January 2, 1998. Representatives of the firm are expected to be present at the Meeting, be available to respond to appropriate questions, and have the opportunity to make a statement if they so desire.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders to be presented to the 1998 annual meeting must be received by API on or before November 21, 1997, for possible inclusion in the proxy statement and form of proxy relating to that meeting.

           OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING

     Management is not aware that any other matters will be presented for action at the Meeting. If, however, other matters do properly come before the Meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment on such matters.

                           COST OF PROXY SOLICITATION

     The cost of preparing, assembling and mailing proxy statements and other material furnished to shareholders in connection with the solicitation of proxies will be borne by API. API has retained Regan & Associates, Inc., a proxy soliciting firm, to assist in the solicitation of proxies. The fee for these services will be approximately $5,250, plus expenses. Arrangements will be made with brokerage houses, nominees, fiduciaries, and other custodians to send proxies and proxy material to beneficial owners of API's common shares, and API will reimburse them for their expenses in so doing. Proxies may be solicited personally or by telephone, fax, or mail by directors, officers, and regular employees of API without additional compensation for such services.

                                           By order of the Board of Directors

                                                            JAMES J. TANOUS
                                                                    Secretary

March 21, 1997

                                    EXHIBIT
                                       A

                       AMERICAN PRECISION INDUSTRIES INC.
                        1997 EMPLOYEES STOCK OPTION PLAN

I.  PURPOSE

     The purpose of the American Precision Industries Inc. 1997 Employees Stock Option Plan is to attract and retain employees, to align the interests of employees with those of shareholders, and thus to promote the long-term growth of the Company.

II.  DEFINITIONS

     The terms defined in this Article II shall have the meanings given unless the context clearly indicates otherwise.

     2.1 "Board" shall mean the Board of Directors of the Company.

     2.2 "Change in Control" shall mean:

          (a) any person (which term, for purposes of this Section 2.2, shall include, without limitation, an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a trustee, executor, administrator, or other legal representative) (a "Person") or any group of two or more Persons acting in concert who or that becomes the beneficial owner, directly or indirectly, of securities of the Company representing, or acquires the right to control or direct, or to acquire through the conversion of securities or the exercise of warrants or other rights to acquire securities, 25 percent or more of the combined voting power of the Company's then outstanding securities; provided that, (i) "voting power" means the right to vote for the election of directors, and
     (ii) any determination of percentage of combined voting power shall be made on the basis that (x) all securities beneficially owned by the Person or group or over which control or direction is exercised by the Person or group that are convertible into securities carrying voting rights have been converted (whether or not then convertible) and all options, warrants, or other rights that may be exercised to acquire securities beneficially owned by the Person or group or over which control or direction is exercised by the Person or group have been exercised (whether or not then exercisable), and (y) no such convertible securities have been converted by any other Person and no such options, warrants, or other rights have been exercised by any other Person; or

          (b) at any time 33 percent or more of the directors elected or appointed to the Board are directors whose election or appointment to the Board or nomination for election by the

     Company's shareholders was not approved by a vote of at least a majority of the directors then in office who were either directors on the effective date of this Plan or whose election or appointment or nomination for election was so approved; or

          (c) a reorganization, merger, consolidation, combination, corporate restructuring, or similar transaction (an "Event"), in each case, in respect of which the beneficial owners of the outstanding Company voting securities immediately prior to such Event do not, following such Event, beneficially own, directly or indirectly, more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company and any resulting parent of the Company in substantially the same proportions as their ownership, immediately prior to such Event, of the outstanding Company voting securities; or

          (d) an Event involving the Company as a result of which 33 percent or more of the members of the board of directors of the parent of the Company or the Company are not persons who were members of the Board immediately prior to the earlier of (x) the Event, (y) execution of an agreement the consummation of which would result in the Event, or (z) announcement by the Company of an intention to effect the Event.

     2.3 "Committee" means the Committee appointed to administer the Plan pursuant to Article III.

     2.4 "Company" means American Precision Industries Inc.

     2.5 "Fair Market Value" means the closing price per Share on the New York Stock Exchange on the day of determination as reported in the Wall Street Journal or any other publication selected by the Committee or, if there was no sale of Shares on that day, on the most recent day on which there was such a sale.

     2.6 "Internal Revenue Code" or "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time. A reference in this Plan to a particular provision of the Code shall be construed, if appropriate, as a reference to any successor to such provision.

     2.7 "ISO" means an Option that is intended to satisfy the requirements of Internal Revenue Code section 422 for an incentive stock option.

     2.8 "Option" means an option granted under this Plan to purchase Shares.

     2.9 "Plan" shall mean this American Precision Industries Inc. 1997 Employees Stock Option Plan.

     2.10 "Share" means a share of the Company's common stock, par value $.66 2/3 per share.

     2.11 "Subsidiary" means a partnership, joint venture, or other business entity directly or indirectly controlled by the Company, provided, however, for purposes of determining whether an individual is eligible for the grant of an Option that is an ISO, "Subsidiary" means a corporation that is a subsidiary corporation with respect to the Company, within the meaning of Internal Revenue Code section 424(f).

III.  ADMINISTRATION

     3.1 COMMITTEE. The Board shall appoint a Committee to administer the Plan. The Committee shall be composed of two or more members of the Board who shall serve at the pleasure of the Board.

     3.2 AUTHORITY OF COMMITTEE. The Committee shall have the authority and discretion within the limits of the Plan:

          (a) to select the employees to be granted Options pursuant to the Plan;

          (b) to grant Options under the Plan;

          (c) to prescribe the terms of each Option granted under the Plan, which need not be identical, and which shall include the number of Shares for which the Option shall be granted, the time when the Option shall be granted, the term of the Option, and the times during the term of the Option when it shall be exercisable;

          (d) to construe and interpret the Plan and Options granted under the Plan, and to establish, amend, and revoke rules for the administration of the Plan;

          (e) to correct any defect, omission, or inconsistency in the Plan or any Option agreement;

          (f) to determine the date on which an employee's employment with the Company and its Subsidiaries has terminated and the reason for the termination;

          (g) to determine the amount, if any, of the federal, state, and local income and employment taxes required to be withheld by the Company in connection with the exercise of an Option; and

          (h) to take all action the Committee finds advisable for the proper administration of the Plan.

     The Committee's actions and decisions shall be conclusive and binding upon all persons having an interest in the Plan or under any Option.

     3.3 LIMIT ON COMMITTEE LIABILITY. No member of the Committee shall be personally liable for an action or decision made in good faith with respect to the Plan or any Option.

IV.  SHARES AVAILABLE

     4.1 MAXIMUM NUMBER. The number of Shares that may be issued upon the exercise of Options granted under the Plan shall not exceed 600,000, subject to adjustment as provided in Section 7.1 (relating to changes in capitalization). The Shares may be authorized and unissued shares or treasury shares.

     4.2 EFFECT OF EXPIRATION OF OPTIONS, ETC. Shares covered by Options that have been forfeited, cancelled, terminated, or expired unexercised shall be available again for the purposes of the Plan.

     4.3 MAXIMUM SHARES PER EMPLOYEE. The aggregate number of Shares that may be the subject of Options granted to any one employee under the Plan during the term of the Plan shall not exceed 200,000, subject to adjustment as provided in
Section 7.1.

V.  ELIGIBILITY

     The Committee may grant Options under the Plan to any individual who is an employee of the Company or an employee of a Subsidiary of the Company.

VI.  TERMS OF OPTIONS

     6.1 GENERAL TERMS. Each Option granted under the Plan shall be evidenced by a written Option agreement executed on behalf of the Committee, which shall set forth such terms and conditions as the Committee shall determine and as are consistent with the terms of the Plan, including the following:

          (a) EXERCISE PRICE. The exercise price for each Share subject to an Option shall not be less than the Fair Market Value of a Share on the date of the Option grant.

          (b) EXERCISABILITY OF OPTIONS. Subject to Section 6.2, an Option may be exercised at such times and during such period and for such number of Shares as the Option may specify. However, an Option shall not be exercisable within one year of the date of grant, unless the Committee determines otherwise, nor after the expiration of ten years from the date of grant.

          (c) METHOD OF EXERCISE; PAYMENT OF EXERCISE PRICE AND SATISFACTION OF TAX WITHHOLDING OBLIGATION. An Option shall be exercised by delivery to the Company of written notice of exercise accompanied by payment to the Company of an amount equal to the sum of (i) the exercise price of the Option or portion of the Option being exercised, plus (ii) the amount required to satisfy any federal, state, and local income and employment tax withholding obligation incurred by the Company in connection with the exercise of the Option. Payment of the exercise price and the amount required to satisfy the Company's tax withholding obligation may be made in cash, or by the surrender (directly or by attestation to ownership) of suitable Shares, or by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the appropriate amount of sale or loan proceeds, or in a combination of such methods, subject to any conditions the Committee may impose. The Committee may establish other methods for payment of the exercise price and the amount required to satisfy the Company's tax withholding obligation.

          Shares shall be suitable for use as full or partial payment of the exercise price or the amount required to satisfy the Company's tax withholding obligation only if the Shares have been owned by the Option holder for more than one year by the date of exercise, or were not acquired from the Company, or satisfy any other requirements set by the Committee. The Committee may retain Shares from the total number of Shares deliverable pursuant to the exercise of an Option, to satisfy the Company's tax withholding obligation.

          (d) TYPE OF OPTION. The Option agreement shall indicate whether an Option is or is not an ISO.

     6.2 EFFECT OF RETIREMENT, DISABILITY, TERMINATION OF EMPLOYMENT, MISCONDUCT, OR DEATH.

          (a) RETIREMENT. If an employee retires at age 55 or later after five or more years of service with the Company or a Subsidiary of the Company, any unexercised Option granted to the employee that had an original term of at least five years (that is, the Option was exercisable or was scheduled to become exercisable over a period of five or more years) shall continue to be or to become exercisable according to its terms during the five-year period following the employee's retirement, and the retired employee may exercise the Option, to the extent it is exercisable, during that five-year period. If the retired employee dies during that five-year period, any Option that had an original term of at least five years and that was exercisable on the date of death shall remain exercisable for the twelve-month period following the date of death, subject to Section 6.2(e), and any Option that was not yet exercisable shall expire on the date of death.

          (b) TERMINATION OF EMPLOYMENT. If an employee's employment with the Company and its Subsidiaries terminates by reason other than death or total and permanent disability, then, except as provided in Section 6.2(a) with respect to certain Options granted to an employee who retires under the terms of that Section, any Option granted to the employee that was not yet exercisable shall expire on the date of termination of employment, and any Option that was exercisable on the date of termination of employment shall, subject to Section 6.2(e), remain exercisable for the three-month period following the date of termination of employment.

          (c) MISCONDUCT. Notwithstanding any conflicting provisions of this
     Section 6.2, if an employee has, as determined by the Committee, (i) used for profit or disclosed to an unauthorized person confidential information or trade secrets of the Company or a Subsidiary, (ii) breached any contract with or violated any fiduciary obligation owed to the Company or a Subsidiary, (iii) engaged in unlawful trading in the securities of the Company or of another company based on information gained as a result of employment with the Company or a Subsidiary, or (iv) committed a felony or other serious crime, the employee shall forfeit all rights under any unexercised Options granted to the employee under the Plan and those Options shall automatically expire, unless the Committee, in its discretion, determines otherwise.

          (d) DEATH OR DISABILITY. Upon an employee's death while in the employ of the Company or a Subsidiary or the termination of an employee's employment with the Company and its Subsidiaries by reason of the employee's total and permanent disability, any Option granted to the employee under the Plan that was exercisable on the date of death or termination of employment shall remain exercisable for the twelve-month period following the date of death or termination of employment, subject to
     Section 6.2(e), and any Option that was not yet exercisable shall expire on the date of death or termination of employment.

          (e) NO EXTENSION OF TERM. No provision of this Section 6.2 shall extend the period for the exercise of an Option beyond the original term stated in the Option.

     6.3 LIMITS ON TRANSFERABILITY.

          (a) ISO. An Option that is an ISO shall not be assignable or transferable other than by will or the laws of descent and distribution.

          (b) OTHER OPTIONS. An Option that is not an ISO shall not be assignable or transferable other than by will or the laws of descent and distribution, except as the Committee may otherwise provide in the Option agreement in accordance with a policy that is, in the Committee's opinion, consistent with the purposes of the Plan.

          (c) AUTHORITY TO EXERCISE OPTION. Except as provided below in this
     Section 6.3(c), an Option shall be exercisable during the lifetime of the employee to whom it was granted only by the employee, or, if the employee is legally incapacitated, by the employee's guardian or legal representative acting in a fiduciary capacity on behalf of the employee under state law. In the case of a transfer of an Option that is not an ISO (if permitted by the Option agreement in accordance with Section 6.3(b)), the Option shall be exercisable by the transferee, but only to the extent and at the times the employee to whom the Option was granted (or, after the death of the employee, the employee's estate or legal representative) could have exercised the Option. A transferee shall be bound by the terms of the Plan and the Option agreement.

     6.4 RESTRICTIONS APPLICABLE TO ISOS.

          (a) LIMIT. The aggregate Fair Market Value of Shares that are the subject of ISOs first exercisable by an employee during any calendar year shall not exceed $100,000 or such other limit set by the Internal Revenue Code. For the purpose of this limit, the Fair Market Value of Shares taken into account shall be their Fair Market Value as of the date of grant of the Option to which the Shares are subject.

          (b) 10 PERCENT SHAREHOLDER. With respect to an ISO granted to an employee who, at the date of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company and its Subsidiaries, the exercise price for each Share subject to the ISO shall not be less than 110 percent of the Fair Market Value of a Share on the date of the Option grant, and the ISO shall not be exercisable after the expiration of five years from the date of the grant.

VII.  ADJUSTMENTS

     7.1 ADJUSTMENTS TO NUMBERS OF SHARES AND OPTIONS.

          (a) IN GENERAL. If there is any change in the number of outstanding Shares through the declaration of stock dividends, stock splits or the like, the number of Shares available for Option grants under the Plan, the Shares subject to any Option, the maximum number of Shares that may be the subject of Options granted to any employee, and the exercise prices of Options shall be automatically adjusted. If there is any change in the number of outstanding Shares through any change in the capital account of the Company, or through a merger, consolidation, separation (including a spin-off or other distribution of stock or property), reorganization or partial or complete liquidation, the Committee shall make appropriate adjustments in the maximum number of Shares that may be issued under the Plan and in the maximum number of Shares that may be the subject of Options granted to any employee and any adjustments or modifications to outstanding Options as the Committee, in its discretion, finds appropriate. In the event of any other change in the capital structure or in the common stock of the Company, the Committee shall also be authorized to make such appropriate adjustments in the maximum number of Shares that may be issued under the Plan and in the maximum number of Shares that may be the subject of Options granted to any employee and any adjustments or modifications to outstanding Options as the Committee, in its discretion, finds appropriate.

          (b) ISO EXCEPTION. Notwithstanding the provisions of Section 7.1(a), with respect to an Option intended to be an ISO, there shall not, without the consent of the Option holder, be any adjustment to the Option that would prevent it from qualifying as an ISO.

     7.2 CHANGE IN CONTROL.

          (a) VESTING. Upon a Change in Control of the Company, all terms, conditions, restrictions, and limits in effect on outstanding Options shall lapse as of the Change in Control, and all outstanding Options shall be immediately exercisable.

          (b) ADJUSTMENTS. Upon a Change in Control, the Committee may, in its discretion, (i) provide for the purchase of each outstanding Option for an amount of cash equal to the excess of the Fair Market Value of the Shares subject to the Option (which shall not be less than the amount of cash and the Fair Market Value of other consideration tendered for Shares in the Change in Control transaction) over the aggregate exercise price of the Option, (ii) make such adjustments to outstanding Options as the Committee finds appropriate to reflect the Change in Control, or (iii) cause any surviving corporation in the Change in Control to assume outstanding Options or substitute new options for the outstanding Options.

VIII.  MISCELLANEOUS

     8.1 TERM OF PLAN. The Plan shall take effect, subject to the approval of the shareholders of the Company, on February 25, 1997. If shareholder approval is not obtained within twelve months of February 25, 1997, all Options granted under the Plan shall automatically be cancelled. The Plan shall expire on February 24, 2002.

     8.2 AMENDMENT OF OPTIONS. The Committee may at any time unilaterally amend any outstanding Option to the extent the Committee determines necessary or desirable, provided, however, that an amendment that would be adverse to the interests of the holder of the Option or, with respect to an Option that is an ISO, that would prevent the Option from qualifying as an ISO, shall not be effective without the Option holder's consent.

     8.3 AMENDMENT OF PLAN. The Board may, in its discretion, amend the Plan or terminate the Plan, provided, however, that an amendment for which the approval of the Company's shareholders is required by law shall not be effective without the shareholders' approval, and that an amendment that would be adverse to the interests of the holder of an outstanding Option or, with respect to an Option that is an ISO, that would prevent the Option from qualifying as an ISO, shall not be effective with respect to that Option without the Option holder's consent.

     8.4 FOREIGN EMPLOYEES. With respect to the granting of an Option to an employee who is a foreign national or who is employed outside the United States, the Committee, to fulfill the purposes of the Plan, may provide for such special terms as the Committee finds necessary or appropriate to accommodate differences in local law, tax policy, or custom.

     8.5 NO TAX GUARANTIES. Neither the Company, any Subsidiary, the Board of Directors, the Committee, nor any other person connected with the Plan represents or guarantees that any tax treatment, including, but not limited to, federal, state, and local income, gift, and estate tax treatment, will be applicable with respect to the grant of Options, exercise of Options, issuance of Shares, or any other transaction that occurs under or in connection with the Plan or an Option granted under the Plan.

     8.6 CONSTRUCTION. The Plan shall be construed in accordance with the laws of the State of Delaware. With respect to an Option intended to qualify as an ISO, the terms of the Plan and of the ISO shall be construed to give effect to such intent, subject to the Committee's authority to amend the Option pursuant to Section 8.2. References in the Plan to either gender shall be construed to include the other gender.

     8.7 NO RIGHT TO EMPLOYMENT. Nothing in the Plan or in an Option agreement shall confer upon an employee any right to continue in the employ of the Company or a Subsidiary, nor limit the Company's or Subsidiary's right to discharge an employee.

     8.8 CONDITIONS ON ISSUANCE OF SHARES.

          (a) GENERAL. Shares issued under the Plan may be issued subject to any such conditions, in addition to those specifically provided in the Plan, as the Committee may impose.

          (b) REGULATORY APPROVALS AND LISTINGS. If the Company shall determine, in its discretion, that the listing, registration, or qualification of the Shares subject to an Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to or in connection with the issue or purchase of Shares under the Option, then, notwithstanding any contrary provisions of this Plan, the Company shall have no obligation to issue or deliver Shares pursuant to the exercise of the Option unless and until such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

          (c) RESTRICTIONS. The certificates representing Shares issued by the Company pursuant to the exercise of an Option may bear a legend describing the restrictions on resale of such Shares under applicable securities laws and stop transfer orders with respect to such certificates may be entered in the Company's stock transfer records.

     8.9 RIGHTS AS A SHAREHOLDER. The holder of an Option shall have no rights as a shareholder with respect to any Shares covered by the Option until the date of issuance of a stock certificate for Shares pursuant to the Option. Except as provided in Section 7.1, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such Share certificate is issued.

                                    EXHIBIT
                                       B

                       AMERICAN PRECISION INDUSTRIES INC.
                 1997 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

I.  PURPOSE

     The purpose of the American Precision Industries Inc. 1997 Non-Employee Directors Stock Option Plan is to encourage ownership of the stock of American Precision Industries Inc. by directors of the Company who are not employees of the Company and to enhance the Company's ability to attract and retain highly qualified persons to serve as its directors.

II.  DEFINITIONS

     The terms defined in this Article II shall have the meanings given unless the context clearly indicates otherwise.

     2.1 "Board" shall mean the Board of Directors of the Company.

     2.2 "Change in Control" shall mean:

          (a) any person (which term, for purposes of this Section 2.2, shall include, without limitation, an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a trustee, executor, administrator, or other legal representative) (a "Person") or any group of two or more Persons acting in concert who or that becomes the beneficial owner, directly or indirectly, of securities of the Company representing, or acquires the right to control or direct, or to acquire through the conversion of securities or the exercise of warrants or other rights to acquire securities, 25 percent or more of the combined voting power of the Company's then outstanding securities; provided that, (i) "voting power" means the right to vote for the election of directors, and
     (ii) any determination of percentage of combined voting power shall be made on the basis that (x) all securities beneficially owned by the Person or group or over which control or direction is exercised by the Person or group that are convertible into securities carrying voting rights have been converted (whether or not then convertible) and all options, warrants, or other rights that may be exercised to acquire securities beneficially owned by the Person or group or over which control or direction is exercised by the Person or group have been exercised (whether or not then exercisable), and (y) no such convertible securities have been converted by any other Person and no such options, warrants, or other rights have been exercised by any other Person; or

          (b) at any time 33 percent or more of the directors elected or appointed to the Board are directors whose election or appointment to the Board or nomination for election by the Company's shareholders was not approved by a vote of at least a majority of the directors then in office who were either directors on the effective date of this Plan or whose election or appointment or nomination for election was so approved; or

          (c) a reorganization, merger, consolidation, combination, corporate restructuring, or similar transaction (an "Event"), in each case, in respect of which the beneficial owners of the outstanding Company voting securities immediately prior to such Event do not, following such Event, beneficially own, directly or indirectly, more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company and any resulting parent of the Company in substantially the same proportions as their ownership, immediately prior to such Event, of the outstanding Company voting securities; or

          (d) an Event involving the Company as a result of which 33 percent or more of the members of the board of directors of the parent of the Company or the Company are not persons who were members of the Board immediately prior to the earlier of (x) the Event, (y) execution of an agreement the consummation of which would result in the Event, or (z) announcement by the Company of an intention to effect the Event.

     2.3 "Company" means American Precision Industries Inc.

     2.4 "Fair Market Value" means the closing price per Share on the New York Stock Exchange on the day of determination as reported in the Wall Street Journal or any other publication selected by the Board or, if there was no sale of Shares on that day, on the most recent day on which there was such a sale.

     2.5 "Option" means an option granted under this Plan to purchase Shares. No Options granted under the Plan shall be an incentive stock option, within the meaning of Internal Revenue Code section 422.

     2.6 "Plan" shall mean this American Precision Industries Inc. 1997 Non-Employee Directors Stock Option Plan.

     2.7 "Share" means a share of the Company's common stock, par value $.66 2/3 per share.

III.  ADMINISTRATION

     3.1 BOARD OF DIRECTORS. The Board shall administer the Plan.

     3.2 AUTHORITY OF BOARD OF DIRECTORS. The Board shall have the authority and discretion within the limits of the Plan:

          (a) to select the non-employee directors to be granted Options pursuant to the Plan;

          (b) to grant Options under the Plan;

          (c) to prescribe the terms of each Option granted under the Plan, which need not be identical, and which shall include the number of Shares for which the Option shall be granted, the exercise price per Share, the time when the Option shall be granted, the term of the Option, and the times during the term of the Option when it shall be exercisable;

          (d) to construe and interpret the Plan and Options granted under the Plan, and to establish, amend, and revoke rules for the administration of the Plan;

          (e) to correct any defect, omission, or inconsistency in the Plan or any Option agreement;

          (f) to determine the date on which a director's service as a director has terminated and the reason for the termination;

          (g) to determine the amount, if any, of the federal, state, and local income taxes required to be withheld by the Company in connection with the exercise of an Option; and

          (h) to take all action the Board finds advisable for the proper administration of the Plan.

     The Board's actions and decisions shall be conclusive and binding upon all persons having an interest in the Plan or under any Option.

     3.3 LIMIT ON LIABILITY. No member of the Board shall be personally liable for an action or decision made in good faith with respect to the Plan or any Option.

IV.  SHARES AVAILABLE

     4.1 MAXIMUM NUMBER. The number of Shares that may be issued upon the exercise of Options granted under the Plan shall not exceed 125,000, subject to adjustment as provided in Section 7.1 (relating to changes in capitalization). The Shares may be authorized and unissued shares or treasury shares.

     4.2 EFFECT OF EXPIRATION OF OPTIONS, ETC. Shares covered by Options that have been forfeited, cancelled, terminated, or expired unexercised shall be available again for the purposes of the Plan.

V.  ELIGIBILITY

     The Board may grant Options under the Plan to any member of the Board who is not an employee of the Company or an employee of a Subsidiary of the Company.

VI.  TERMS OF OPTIONS

     6.1 GENERAL TERMS. Each Option granted under the Plan shall be evidenced by a written Option agreement executed on behalf of the Board, which shall set forth such terms and conditions as the Board shall determine and as are consistent with the terms of the Plan.

     6.2 METHOD OF EXERCISE; PAYMENT OF EXERCISE PRICE AND SATISFACTION OF TAX WITHHOLDING OBLIGATION. An Option shall be exercised by delivery to the Company of written notice of exercise accompanied by payment to the Company of an amount equal to the sum of (i) the exercise price of the Option or portion of the Option being exercised, plus (ii) the amount required to satisfy any federal, state, and local income tax withholding obligation incurred by the Company in connection with the exercise of the Option. Payment of the exercise price and the amount required to satisfy the Company's tax withholding obligation may be made in cash, or by the surrender (directly or by attestation to ownership) of suitable Shares, or by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the appropriate amount of sale or loan proceeds, or in a combination of such methods, subject to any conditions the Board may impose. The Board may establish other methods for payment of the exercise price and the amount required to satisfy the Company's tax withholding obligation.

     Shares shall be suitable for use as full or partial payment of the exercise price or the amount required to satisfy the Company's tax withholding obligation only if the Shares have been owned by the Option holder for more than six months by the date of exercise, or were not acquired from the Company, or satisfy any other requirements set by the Board. The Board may retain Shares from the total number of Shares deliverable pursuant to the exercise of an Option, to satisfy the Company's tax withholding obligation.

     6.3 LIMITS ON TRANSFERABILITY.

          (a) IN GENERAL. An Option shall not be assignable or transferable other than by will or the laws of descent and distribution, except as the Board may otherwise provide in the Option agreement in accordance with a policy that is, in the Board's opinion, consistent with the purposes of the Plan.

          (b) AUTHORITY TO EXERCISE OPTION. Except as provided below in this
     Section 6.3(b), an Option shall be exercisable during the lifetime of the director to whom it was granted only by the director, or, if the director is legally incapacitated, by the director's guardian or legal representative acting in a fiduciary capacity on behalf of the director under state law. In the case of a transfer of an Option (if permitted by the Option agreement in accordance with Section 6.3(a)), the Option shall be exercisable by the transferee, but only to the extent and at the times the director to whom the Option was granted (or, after the death of the director, the director's estate or legal representative) could have exercised the Option. A transferee shall be bound by the terms of the Plan and the Option agreement.

VII.  ADJUSTMENTS

     7.1 ADJUSTMENTS TO NUMBERS OF SHARES AND OPTIONS. If there is any change in the number of outstanding Shares through the declaration of stock dividends, stock splits or the like, the number of Shares available for Option grants under the Plan, the Shares subject to any Option and the exercise prices of Options shall be automatically adjusted. If there is any change in the number of outstanding Shares through any change in the capital account of the Company, or through a merger, consolidation, separation (including a spin-off or other distribution of stock or property), reorganization or partial or complete liquidation, the Board shall make appropriate adjustments in the maximum number of Shares that may be issued under the Plan and any adjustments or modifications to outstanding Options as the Board, in its discretion, finds appropriate. In the event of any other change in the capital structure or in the common stock of the Company, the Board shall also be authorized to make such appropriate adjustments in the maximum number of Shares that may be issued under the Plan and any adjustments or modifications to outstanding Options as the Board, in its discretion, finds appropriate.

     7.2 CHANGE IN CONTROL.

          (a) VESTING. Upon a Change in Control of the Company, all terms, conditions, restrictions, and limits in effect on outstanding Options shall lapse as of the Change in Control, and all outstanding Options shall be immediately exercisable.

          (b) ADJUSTMENTS. Upon a Change in Control, the Board may, in its discretion, (i) provide for the purchase of each outstanding Option for an amount of cash equal to the excess of the Fair Market Value of the Shares subject to the Option (which shall not be less than the amount of cash and the Fair Market Value of other consideration tendered for Shares in the Change in Control transaction) over the aggregate exercise price of the Option, (ii) make such adjustments to outstanding Options as the Board finds appropriate to reflect the Change in Control, or (iii) cause any surviving corporation in the Change in Control to assume outstanding Options or substitute new options for the outstanding Options.

VIII.  MISCELLANEOUS

     8.1 TERM OF PLAN. The Plan shall take effect, subject to the approval of the shareholders of the Company, on February 25, 1997. If shareholder approval is not obtained within twelve months of February 25, 1997, all Options granted under the Plan shall automatically be cancelled. The Plan shall expire on February 24, 2002.

     8.2 AMENDMENT OF OPTIONS. The Board may at any time unilaterally amend any outstanding Option to the extent the Board determines necessary or desirable, provided, however, that an amendment that would be adverse to the interests of the holder of the Option shall not be effective without the Option holder's consent.

     8.3 AMENDMENT OF PLAN. The Board may, in its discretion, amend the Plan or terminate the Plan, provided, however, that an amendment for which the approval of the Company's shareholders is required by law shall not be effective without the shareholders' approval, and that an amendment that would be adverse to the interests of the holder of an outstanding Option shall not be effective with respect to that Option without the Option holder's consent.

     8.4 FOREIGN DIRECTORS. With respect to the granting of an Option to a director who is a foreign national or who resides outside the United States, the Board, to fulfill the purposes of the Plan, may provide for such special terms as the Board finds necessary or appropriate to accommodate differences in local law, tax policy, or custom.

     8.5 NO TAX GUARANTIES. Neither the Company, the Board of Directors, nor any other person connected with the Plan represents or guarantees that any tax treatment, including, but not limited to, federal, state, and local income, gift, and estate tax treatment, will be applicable with respect to the grant of Options, exercise of Options, issuance of Shares, or any other transaction that occurs under or in connection with the Plan or an Option granted under the Plan.

     8.6 CONSTRUCTION. The Plan shall be construed in accordance with the laws of the State of Delaware. References in the Plan to either gender shall be construed to include the other gender.

     8.7 NO RIGHT TO DIRECTORSHIP. Nothing in the Plan or in an Option agreement shall confer upon a director any right to continue as a director of the Company or a Subsidiary.

     8.8 CONDITIONS ON ISSUANCE OF SHARES.

          (a) GENERAL. Shares issued under the Plan may be issued subject to any such conditions, in addition to those specifically provided in the Plan, as the Board may impose.

          (b) REGULATORY APPROVALS AND LISTINGS. If the Company shall determine, in its discretion, that the listing, registration, or qualification of the Shares subject to an Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to or in connection with the issue or purchase of Shares under the Option, then, notwithstanding any contrary provisions of this Plan, the Company shall have no obligation to issue or deliver Shares pursuant to the exercise of the Option unless and until such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

          (c) RESTRICTIONS. The certificates representing Shares issued by the Company pursuant to the exercise of an Option may bear a legend describing the restrictions on resale of such Shares under applicable securities laws and stop transfer orders with respect to such certificates may be entered in the Company's stock transfer records.

     8.9 RIGHTS AS A SHAREHOLDER. The holder of an Option shall have no rights as a shareholder with respect to any Shares covered by the Option until the date of issuance of a stock certificate for Shares pursuant to the Option. Except as provided in Section 7.1, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such Share certificate is issued.

                                    EXHIBIT
                                       C
                                   AMENDMENT
                                     TO THE
                       AMERICAN PRECISION INDUSTRIES INC.
                        1995 DIRECTORS STOCK OPTION PLAN

     Section 5(a) and (b) of the American Precision Industries Inc. 1995 Directors Stock Option Plan is amended effective February 25, 1997, to read as follows:

        5. GRANT OF OPTIONS

             (a) DETERMINATION OF NUMBER OF SHARES

             An Option shall be granted automatically on the first day of each calendar year quarter to each nonemployee director who has in effect on that date an election to receive options instead of the director's Annual Retainer Fees or Meeting Fees. The number of shares of Common Stock subject to such an Option shall be equal to the nearest number of whole shares determined according to the following formula:

                    Quarterly Elected Amount of Annual Retainer and Meeting Fees
  Number     =   -------------------------------------------------------------------
 of Shares                      (Fair Market Value - Purchase Price)

     For the purposes of this formula, the Fair Market Value of a share of Common Stock shall be determined as of the date of the grant of the Option, and the Purchase Price of a share of Common Stock subject to the Option shall be that described in Section 6(a). The quarterly elected amount of a director's Annual Retainer Fees shall be the amount of the Annual Retainer Fees payable for the calendar quarter beginning on the date of grant, provided an election to receive options applies to that amount. The quarterly elected amount of a director's Meeting Fees shall be the amount of the Meeting Fees payable to the director for meetings held during the calendar quarter preceding the date of grant, provided an election to receive options applies to that amount.

          (b) Elections to Receive Option; Fees to Which an Election Applies

     To elect to receive an Option instead of Annual Retainer and Meeting Fees for a given calendar year, a director shall file a written election with the Secretary of the Company by December 31 of the preceding calendar year, in the form attached as Appendix A to the Plan.

     An election shall be applicable to Annual Retainer Fees payable for the calendar year following the election, and to Meeting Fees payable for meetings held during that calendar year. In the case of a director who is newly elected or appointed to the Board of Directors, the written election shall be filed by the first day of the first calendar year quarter following the director's election or appointment to the Board of Directors and shall apply to Annual Retainer Fees payable for the calendar year quarters following the director's election or appointment to the Board of Directors and to Meeting Fees payable for meetings held during those quarters. An election to receive options for a given calendar year shall be irrevocable.

   P         AMERICAN PRECISION INDUSTRIES INC.
   R         PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
   O         THE COMPANY FOR THE ANNUAL MEETING APRIL 25, 1997.
   X         The undersigned hereby constitutes and appoints John M. Murray and Richard S. Warzala, and each
   Y         of them, proxies with full power of substitution to vote for the undersigned all shares of common stock of American Precision Industries Inc. which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on April 25, 1997, and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as indicated in this proxy, and otherwise in their discretion.
                                                                           (change of address)
             Election of Directors, Nominees:                              --------------------------------------
             CLASS III (THREE YEAR TERM)                                   --------------------------------------
             HOLGER HJELM, VICTOR A. RICE, JERRE L. STEAD                  --------------------------------------
                                                                           --------------------------------------
             CLASS I (ONE YEAR TERM)                                       (If you have written in the above
             JOHN M. ALBERTINE                                             space, please mark the corresponding
                                                                           box on the reverse side of this card.)

   YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU
   NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.
   THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                                                SEE REVERSE
                                                                                                   SIDE

       [X]  PLEASE MARK YOUR                                 SHARES IN YOUR NAME
            VOTES AS IN THIS
            EXAMPLE.

                     FOR    WITHHELD                           FOR   AGAINST  ABSTAIN                        FOR   AGAINST   ABSTAIN

 1. Election of      [ ]      [ ]        2. Approval           [ ]     [ ]      [ ]     3. Approval of the   [ ]     [ ]       [ ]
    Directors                               of Proposed                                    Proposed 1997
    (see reverse)                           Stock Amendment                                Employees
                                            to Certificate                                 Stock Option Plan.
For, except vote                            of Incorporation
withheld from the                           to Increase                                 4. Approval of the   [ ]     [ ]       [ ]
following                                   Authorized                                     Proposed 1997 Non-
nominee(s):                                 Shares.                                        Employee Director
                                                                                           Stock Option Plan.
------------------------------------
                                                                                        5. Approval of the   [ ]     [ ]       [ ]
                                                                                           Proposed Amendment
                                                                                           to the 1995
                                                                                           Directors Stock
                                                                                           Option Plan.

                                                             Change  [ ]                6. Ratification of   [ ]     [ ]       [ ]
                                                               of                          the selection of
                                                             Address                       Price Waterhouse
                                                                                           as Independent
                                                                                           Auditors for the
                                                                                           1997 Fiscal Year.

SIGNATURE(S)  ________________________________________________   DATE __________

SIGNATURE(S)  ________________________________________________   DATE __________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.I,2